OCTOBER 26, 2009	EXHIBIT (a)(1)(x)

 JOINT PRESS RELEASE
GREATER ATLANTIC FINANCIAL CORP.
MIDATLANTIC BANCORP, INC.
GAF MERGER CORP.

GREATER ATLANTIC FINANCIAL CORP.,
MIDATLANTIC BANCORP, INC., AND
GAF MERGER CORP.
ANNOUNCE EXTENSION OF OFFER TO PURCHASE
TO 5:00 P.M., EASTERN TIME, ON NOVEMBER 6, 2009

Reston, VA. – October 26, 2009 –Greater Atlantic Financial Corp. (Pink Sheets:  GAFC.PK) (“Greater Atlantic”), MidAtlantic Bancorp, Inc. (“MidAtlantic”) and GAF Merger Corp. today announced the extension of the expiration date for the offer to purchase for cash not less than 505,040 and up to 649,151 Greater Atlantic Capital Trust I 6.50% Cumulative Convertible Trust Preferred Securities (the “Securities”) to 5:00 p.m., Eastern Time, on November 6, 2009.

As of October 26, 2009, holders of Securities had tendered an aggregate of 551,691 Securities, which exceeds the 505,040 minimum Securities required to be tendered.  The tender offer remains subject to a number of additional conditions, including that MidAtlantic provide the necessary funding to finance the payment for the Securities and that all required regulatory and security holder approvals be received.  Greater Atlantic will provide further public notice of the satisfaction of these conditions when available.

Holders of the Securities who participate in the tender offer will receive $1.05 in cash for each Security validly tendered.  Holders who have previously tendered their Securities continue to have the right to revoke such tenders at any time prior to the new expiration date by complying with the revocation procedures set forth in the Offer to Purchase relating to the tender offer.

Holders of the Securities are urged to read the Offer to Purchase which has been filed with the SEC and contains important information regarding the tender offer.  Requests for copies of the Offer to Purchase and related documents may be directed to Laurel Hill Advisory Group, LLC, the information agent for the tender offer, at (917) 338-3181.  The Offer to Purchase and other information regarding the tender offer may also be obtained through the SEC’s Web site at www.sec.gov.

This press release does not constitute an offer to purchase or a solicitation of acceptance of the offer, which may be made only pursuant to the terms of the Offer to Purchase and the related materials.

This press release may contain forward-looking statements within the meaning of the federal securities laws.  These forward-looking statements are based on current expectations, estimates and projections, and are not guarantees of future performance, events or results.  Actual results and developments could differ materially from those expressed in or contemplated by the forward-looking statements due to a number of factors.  These forward-looking statements speak only as of the date on which they are made and, except as required by law, Greater Atlantic does not intend to update such statements to reflect events or circumstances arising after such date.

For further information contact:

Carroll E. Amos
President and Chief Executive Officer
Greater Atlantic Financial Corp.
10700 Parkridge Boulevard, Suite P-50
Reston, Virginia 20191